Exhibit 10.04

METAVANTE HOLDING COMPANY

STOCK PURCHASE RIGHT AGREEMENT

Stock Purchase Right Agreement, dated as of [            ], 2007, (as it may be amended from time to time, this “Agreement”) between Metavante Holding Company, a Wisconsin corporation (the “Company”), and WPM, L.P., a Delaware limited partnership (“Investor”).

WHEREAS, pursuant to an Investment Agreement, dated as of April 3, 2007 (the “Investment Agreement”) among the Company, Marshall & Ilsley Corporation, a Wisconsin corporation, Metavante Corporation, a Wisconsin corporation, Montana Merger Sub Inc., a Wisconsin corporation, and Investor, Investor has agreed to acquire, on the terms and subject to the conditions set forth in the Investment Agreement, newly issued shares of Class A common stock, par value $0.01 per share, of the Company, which shares shall be converted into shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”); and

WHEREAS, the parties intend that on the terms and subject to the conditions hereof, Investor will own 25% of the Common Shares, on a fully diluted basis, upon consummation of the Share Issuance (as defined in the Investment Agreement) and the purchase of all the Subject Shares, and are entering into this Agreement in furtherance of that connection;

WHEREAS, this Agreement shall be effective as of the Closing Date of the Investment Agreement (the “Effective Time”).

1. Purchase Right Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby grants to the Investor the right to purchase from the Company (the “Purchase Right”) the Subject Shares at the Purchase Prices; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the total number of Subject Shares that may be purchased under this Agreement shall equal one third of the aggregate number of Common Shares that may be issued under the Subject Employee Options as of immediately following the Distribution, subject to reduction, if any, pursuant to Section 3.1(b) hereof. As of the Effective Time, there are a total of [            ] Subject Shares, and the expiration dates and exercise prices of the Subject Employee Options (in tranches) are as set forth in the attached Schedule I prepared by the Company in good faith.

2. Expiration Date. In no event may the Purchase Right be exercised, in whole or in part, after the earlier of (i) the date that is forty-five days after the Quarterly Notice (as defined herein) is given in respect of the calendar quarter in which all Subject Employee Options expire, (ii) the date that all Subject Shares (as they may have been reduced pursuant to Section 3.1(b)) have been purchased by the Investor or (iii) ten years from the date hereof, unless the Board shall extend the expiration date of any of the Subject Employee Options beyond the end of such ten-year period, in which case the Purchase Right shall be similarly extended (the “Expiration Date”).

3. Exercise of Purchase Right.

3.1. Quarterly Notice and Reduction of Right

(a) No later than the last day of each month following the end of each calendar quarter prior to the Expiration Date, the Company shall give the Investor a notice setting forth the following: (i) the aggregate number of Common Shares issued during such quarter upon the exercise of Subject Employee Options (ii) the aggregate exercise price of such Subject Employee Options for such Common Shares, and (iii) the Subject Employee Options that expired unexercised or were forfeited during such quarter (the “Quarterly Notice”). The Quarterly Notice shall be accompanied by a schedule setting forth, in the form of tranches of the same exercise dates and exercise prices, all unexercised Subject Employee Options as of the end of such quarter.

(b) The Subject Shares shall be automatically reduced by a number equal to one third of the Common Shares issuable (x) under Subject Employee Options that expire unexercised or are forfeited and (y) under Out of the Money Options as provided in Sections 3.2(a) and 3.2(c).

3.2. Method of Exercise.

(a) The Purchase Right shall automatically be deemed exercised to purchase a whole number of Subject Shares equal to one third of the aggregate number of Common Shares issued under the Subject Employee Options during each calendar quarter the exercise prices of which equal or are less than the Fair Market Value as of the date of exercise of the Purchase Right for such Subject Shares (each such Subject Employee Option, an “In-the Money Option”) and for an aggregate Purchase Price equal to one third of the aggregate exercise prices of such In-the-Money Options for such Common Shares, in each case as specified in the Quarterly Notice with respect to such quarter (it being understood that this number shall not be reduced for any such Common Shares that are withheld from employees to pay the exercise price of such Subject Employee Options, or any withholding taxes due, pursuant to net vesting settlement and similar provisions). Such purchase shall take place 45 days following the date the Quarterly Notice is given (or the first business day following such 45th day, if such day is not a business day). Following the Quarterly Notice and prior to such date of purchase, the Investor may deliver to the Company a notice (the “Cash Payment Notice”) electing to pay such Purchase Price by a Cash Payment, in which case the Cash Payment shall be made on the same date the Cash Payment Notice is delivered to the Company. In the event the Cash Payment Notice is not given and/or such payment is not so made with respect to any Quarterly Notice, such Purchase Price shall be paid by the Company withholding from the number of Subject Shares to be delivered to the Investor a number of Subject Shares having an aggregate Fair Market Value, determined as of the close of business on the business day immediately before the date of purchase, equal to such Purchase Price, which date shall also be deemed the date of exercise of the Purchase Right for purposes of determining the In-the Money Options and Out of the Money Options. Any fraction of a Subject Share which would be required to pay such Purchase Price shall be disregarded and the remaining amount due shall be paid in cash by the Investor. Upon the purchase of any Subject Shares pursuant to this Section 3.2(a), the number of Subject Shares remaining shall be reduced by the number of Subject Shares so purchased. The Subject Shares shall also be reduced by a number equal to one third of the number of Common Shares issued during each calendar quarter pursuant to Out of the Money Options.

(b) In the event the Investor sells, transfers, assigns or otherwise disposes of (whether by operation of law or otherwise) (but only in the event that the Purchase Right is not accelerated under Section 3.2(c) in connection with such event), to a third party that is not an affiliate of the Investor or distributes to its limited partners (collectively, “Transfers”), any of the Common Shares it acquired on the date of the Distribution, but not any Common Shares that it thereafter acquired in excess of such Common Shares, it may exercise the Purchase Right for a whole number of Subject Shares equal to the applicable Acceleration Subject Shares and for a purchase price equal to the related Acceleration Purchase Price, by delivering to the Company an irrevocable exercise notice within 10 days of such sale (the “Acceleration Notice”). The Acceleration Notice shall set forth the number of Common Shares that have been sold by the Investor, the dates of sales thereof, shall certify that such Notice is being given in accordance with Section 3.2(b), and shall specify whether the Investor wishes to pay the Purchase Price by a Cash Payment or through the Company withholding from the Subject Shares to be delivered to the Investor a number of Subject Shares having an aggregate Fair Market Value, determined as of the date the Acceleration Notice is given, equal to the aggregate Acceleration Purchase Price. Within 10 business days of receiving the Acceleration Notice, the Company shall give the Investor notice (the “Acceleration Details Notice”) of the Acceleration Purchase Price applicable to the Acceleration Notice as well as of its calculation of the number of Acceleration Subject Shares being purchased by the Investor pursuant to such Acceleration Notice. In the event that Investor elected to pay the Acceleration Purchase Price in cash, it shall deliver the Acceleration Purchase Price specified in the Acceleration Notice no later than three days following the giving of such Acceleration Details Notice. Upon the purchase of any Acceleration Subject Shares pursuant to this Section 3.2(b), the number of Subject Shares remaining shall be reduced by the number of Acceleration Subject Shares so purchased.

(c) Immediately prior to (i) any event causing the simultaneous acceleration of the vesting, or automatic exercise, of all the Subject Employee Options or (ii) a merger or other business combination involving the Company in which the Common Shares are converted into the right to receive cash in exchange for such Common Shares, the Purchase Right shall automatically be deemed exercised for all Subject Shares then still subject to the Purchase Right. The Purchase Price shall be an amount equal to the related Acceleration Purchase Price. Such Purchase Price shall be paid by the Company withholding from the number of Subject Shares to be delivered to the Investor a number of Subject Shares having an aggregate Fair Market Value, determined as of three business days before the date of such acceleration, equal to such Purchase Price. Any fraction of a Subject Share which would be required to pay such Purchase Price shall be disregarded and the remaining amount due shall be paid in cash by the Investor. The Subject Shares shall be reduced by a number equal to one third of the number of Common Shares subject to Out of the Money Options as of the date of an acceleration pursuant to this Section 3.2(c).

(d) The Purchase Right may be exercised by the Investor solely as and to the extent expressly set forth in this Section 3.2. In no event may the Purchase Right be exercised after it terminates as set forth in Section 2. No certificate representing a Subject Share shall be delivered until the full purchase price therefore has been paid. Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no obligation to issue any fraction of a Subject Share under this Agreement, all of which shall be disregarded.

4. Additional Terms and Conditions of Purchase Right.

4.1. Nontransferability of Purchase Right. The Purchase Right is exercisable only by the Investor. The Purchase Right may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Purchase Right, shall be null and void.

4.2. Investment Representation.

(a) The Investor hereby represents and warrants that (a) any Common Shares purchased upon exercise of the Purchase Right will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Investor shall submit a written statement, in form reasonably satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable.

(b) All Subject Shares issued under this Agreement shall bear the legend specified in Section 6.3 of the Shareholders Agreement.

4.3. Adjustment. In the event of any adjustment (i) in the Common Shares issuable upon exercise of Subject Employee Options or (ii) the terms of any of the Subject Employee Options, including the exercise prices, in each case including as a result of stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, the Subject Shares and the terms and conditions thereof (including without limitation the Purchase Price thereof) shall be equitably adjusted by the Board in the same manner as the Subject Employee Options.

4.4. Compliance with Applicable Law. The Purchase Right is subject to the condition that if the listing, registration or qualification of the Subject Shares upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or reasonably desirable as a condition of, or in connection with, the purchase or delivery of Subject Shares, the Purchase Right may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained. The Company and the Investor agree to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

4.5. Delivery of Certificates. Upon the exercise of the Purchase Right, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefore, subject to Section 4.2(b).

4.6. Purchase Right Confers No Rights as Stockholder. The Investor shall not be entitled to any privileges of ownership with respect to Subject Shares unless and until purchased and delivered upon the exercise of the Purchase Right, in whole or in part, and the Investor becomes a stockholder of record with respect to such delivered shares; and the Investor shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered previously.

4.7. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Purchase Right reserve and keep available, either in its treasury or out of its authorized but unissued common shares, the full number of shares subject to the Purchase Right from time to time.

4.8. Shareholders Agreement. Any Subject Shares issued upon exercise of the Purchase Right shall be subject to the provisions of the Shareholders Agreement, and shall be shares of “Common Stock” that are “Beneficially Owned” by Investor for purposes of the Shareholders Agreement; provided, however, that no exercise of the Purchase Right shall in itself constitute a violation of Section 3.2(a) of the Shareholders Agreement. Without limiting the generality of the foregoing, such Subject Shares shall be subject to (i) the registration rights provisions of Article II of the Shareholders Agreement, (ii) the transfer restriction provisions of Section 3.1 of the Shareholders Agreement, and (iii) the provisions of Section 6.3.

4.9. Defined Terms. Capitalized terms used in this Agreement have the following meanings:

“Acceleration Purchase Price” shall mean with respect to any Acceleration Subject Shares, one third of the aggregate exercise price of the Subject Employee Options to the extent used in determining such Acceleration Subject Shares.

“Acceleration Subject Shares” shall mean (x) in the case of Section 3.2(b) a number of Subject Shares equal to one third of a percentage of the Reference Common Shares that is equal to the percentage of the Common Shares transferred by the Investor and in respect of which an Acceleration Notice had not been delivered previously, and (y) in the case of Section 3.2(c) a number of Subject Shares equal to one third of all Common Shares subject to then outstanding Subject Employee Options the exercise prices of which equal or are less than the Fair Market Value as of the date of an acceleration pursuant to Section 3.2(c).

“Board” shall mean the Board of Directors of the Company, excluding any Investor Designees (as defined in the Shareholders Agreement).

“Cash Payment” shall mean a wire transfer of immediately available funds to such account as the Company may specify from time to time.

“Distribution” shall have the meaning ascribed thereto in the Employee Matters Agreement.

“Employee Matters Agreement” shall mean that certain Employee Matters Agreement, dated as of April             , 2007, between the Company , New MI Corporation, and the other parties thereto

“Fair Market Value” shall mean the closing transaction price of a Common Share as reported in the New York Stock Exchange Composite Transactions (or the equivalent reporting system for any other national securities exchange on which the Common Shares are primarily listed) on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Shares are not listed on any national securities exchange, the Fair Market Value may be determined by the Board by whatever means or method as the Board, in the good faith exercise of its discretion, shall at such time deem appropriate.

“MVT Option” shall have the meaning ascribed thereto in that Employee Matters Agreement

“Out of the Money Options” shall mean (x) in the case of Section 3.2(a), Subject Employee Options the exercise prices of which are greater than the Fair Market Value as of the date of exercise of the Purchase Right for such Common Shares, and (y) in the case of Section 3.2(c), Subject Employee Options the exercise prices of which are greater than the Fair Market Value as of the date of an acceleration pursuant to such Section 3.2(c).

“Purchase Prices” shall mean the purchase prices for which the Investor may purchase Subject Shares hereunder.

“Reference Common Shares” shall mean, as of any time of determination, the Common Shares subject to those Subject Employee Options (i) that are outstanding, unexercised and vested, (ii) the exercise prices of which equal or are less than the Fair Market Value as of such date, (iii) not previously used in determining the Acceleration Subject Shares in connection with any Acceleration Notice, and (iv) have the earliest grant dates (when compared to other Subject Employee Options that meet the specifications in clause (i) – (iii) immediately above).

“Shareholders Agreement” shall mean that certain Shareholders Agreement, dated as of [            ], 2007, among the Company, the Investor and any other Shareholders (as defined therein) that become a party thereto., as amended from time to time.

“Subject Employee Options” shall mean the MVT Options outstanding effective immediately after the Distribution.

“Subject Shares” shall mean the Common Shares issuable pursuant to Section 3 hereof.

5. Miscellaneous Provisions.

5.1. Successors. This Agreement shall be binding upon and inure to the benefit of the Investor, the Company and the successors and assigns of the Company. The Investor may not assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement

5.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (d) on the date received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company to:

Metavante Holding Company

4900 West Brown Deer Rd.

Milwaukee, Wisconsin 53223

Fax: (414) 362-1705

Attention: Norrie J. Daroga, Esq.

with a copy to:

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-4497

Fax: (414) 978-8786

Attention: Patrick M. Ryan, Esq.

if to Investor, to:

WPM, L.P.

c/o Warburg Pincus & Co.

466 Lexington Avenue

New York, New York 10017

Fax: (212) 878-9351

Attention: James Neary

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Fax: (212) 403-2000

Attention:    Andrew R. Brownstein, Esq.

Igor Kirman, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

5.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin (without giving effect to choice of law principles thereof).

5.4. Consent to Jurisdiction. Each of Investor and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Wisconsin, and each of Investor and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Investor and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable laws, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.5. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c)

EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

5.7. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.8. Amendments and Waivers. The provisions of this Agreement may be amended or waived only upon the prior written consent of the Company (to the extent approved by a majority of Independent Directors who are not Investor Designees, each as defined in the Shareholders Agreement) and Investor .

5.9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

METAVANTE HOLDING COMPANY

By:
Name:
Title:

WPM, L.P.

By:	WPM GP, LLC, its general partner

By:
Name:
Title:

[Signature Page to Stock Purchase Right Agreement]

Schedule I

Option Tranches

Expiration Date	Exercise Price	Common Shares
(1)	(2)	(3)

(1)	To list each expiration date of Subject Employee Options.

(2)	To list exercise price corresponding to each expiration date.

(3)	To list number of shares subject to options corresponding to each expiration date.